EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Auditors’ Consent

We consent to the use of our audit report dated April 1, 2013 to the shareholders and Board of Directors of Pioneer Power Solutions, Inc’s (the “Company”) on the financial statements of the Company comprising the consolidated balance sheets of the Company as at December 31, 2012 and 2011, and the consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2012, to be filed with the Securities Exchange Commission appearing in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Richter LLP

Montreal, Quebec

August 1, 2013